Exhibit 99.4

Business Valuations

Fairness Opinions

Solvency Opinions

Expert Testimony

Strategic Value Enhancement Consulting (SVEC)SM

Los Angeles Sacramento San Diego Chicago

May 14, 2021	File No: 2420
Board of Directors
c/o Jeff Quiram
President & CEO
Superconductor Technologies Inc.
9101 Wall Street, Suite 1300
Austin, TX 78754

RE:	CONSENT OF SANLI PASTORE & HILL, INC.

Dear Board of Directors of Superconductor Technologies Inc.:

We hereby consent to (i) the use of our opinion letter dated May 14, 2021, to the Board of Directors of Superconductor Technologies Inc. (the “Company”) included in Annex D to the joint proxy statement/prospectus which forms a part of the registration statement on Form S-4 relating to the proposed merger of the Company and Allied Integral United, Inc., and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

SANLI PASTORE & HILL, INC.

a California corporation

Dated: May 14, 2021

Sanli Pastore & Hill, Inc.

1990 South Bundy Drive, Suite 800

Los Angeles, California 90025

Telephone: 310/571-3400

Fax: 310/571-3420

www.sphvalue.com